PRECISION OPTICS CORPORATION 22 EAST BROADWAY GARDNER, MASSACHUSETTS 01440-3338 Telephone 978 / 630-1800 Telefax 978 / 630-1487
POC:27-0307

PRECISION OPTICS CORPORATION ANNOUNCES FOURTH QUARTER AND
YEAR END RESULTS WITH HIGHEST REVENUES IN SIX YEARS

NEWS RELEASE
FOR IMMEDIATE RELEASE	Monday, October 1, 2007

GARDNER, Massachusetts - Precision Optics Corporation, Inc. (OTC Bulletin Board: POCI.OB), (“Precision Optics”) today announced operating results for the fourth quarter and fiscal year ended June 30, 2007.

Fourth Quarter Operating Results
Revenues - For the quarter ended June 30, 2007, revenues were $1,111,833 compared to $573,105 for the same period last year, an increase of 94%. This represents the highest quarterly revenue in six years. The revenue increase from the prior year was due principally to shipment of an advanced surgical visualization system for a significant new customer.

Net Loss - For the quarter ended June 30, 2007, net loss was $594,556, or $0.02 per share, compared to $594,035, or $0.04 per share, for the same period last year. The weighted average common shares outstanding for the quarters ended June 30, 2007 and June 30, 2006 were 25,458,212 and 14,049,879, respectively.

Fiscal Year 2007 Operating Results
Revenues - For the year ended June 30, 2007, revenues were $2,477,469 compared to $2,149,564 for the same period last year, an increase of 15.3%. This represents the highest annual revenue in six years. The revenue increase was due principally to shipment of an advanced surgical visualization system for a significant new customer, along with the introduction of a number of new products.

Net Loss - For the year ended June 30, 2007 net loss was $2,889,829, or $0.15 per share, an increase of $617,356 compared to the net loss of $2,272,473, or $0.26 per share, for the year ended June 30, 2006. The increase is primarily a result of start-up efforts, associated with the initial production of an advanced surgical visualization system, a non-cash charge of $190,926 related to stock-based compensation expense following the adoption of Statement of Financial Accounting Standards No. 123 revised (SFAS No. 123(R)) on July 1, 2006, along with increased R&D expenses, sales and marketing activities and higher professional fees. The weighted average common shares outstanding for the years ended June 30, 2007 and June 30, 2006 were 19,624,879 and 8,768,629, respectively.

Cash Flow and Expenditures - For the year ended June 30, 2007, cash and cash equivalents decreased by $1,190,249 compared to a decrease of $141,265 for the same period last year. The decrease in cash and cash equivalents was due primarily from $3,334,918 of cash being used in operating activities, which was offset by the receipt of net proceeds of $2,376,216 from a private placement of the Company’s common stock and warrants in February 2007.

Gross profit for fiscal year 2007 reflected a positive change of $225,180, compared to fiscal year 2006. Gross profit as a percentage of revenues increased from 12% in fiscal year 2006 to 19% in fiscal year 2007. The favorable change in gross profit was due primarily to increased sales volume as a result of the introduction of a new advanced surgical visualization system for a significant new customer in fiscal year 2007 compared to fiscal year 2006.

Research and development expenses increased by $206,273, or 19%, during fiscal year 2007 compared to the previous year. This increase was due primarily to development and start-up costs associated with the initial

Precision Optics Corporation—Fourth Quarter and Year End Results	Page 2 of 4

production of an advanced surgical visualization system. Research and development expenses were net of reimbursement of related costs of $101,309 and $135,129 during fiscal years 2007 and 2006, respectively.

Selling, general and administrative expenses increased by $645,938 or 44%, during fiscal year 2007 compared to the previous year. The increase was primarily a result of a non-cash charge of $164,831 related to stock-based compensation expense following the adoption of SFAS No. 123(R) on July 1, 2006, along with enhanced sales and marketing activities focused on increasing sales of recently developed products and higher professional fees. The previous year expense was also lower, and therefore had an impact on this year’s increase, as it included the effect of a gain on the one-time sale of fixed assets of $165,700 in the first quarter of fiscal year 2006.

Outlook
Based on the current financial condition of the Company and the expectation of future continued quarterly operating losses during fiscal 2008, management is currently investigating and evaluating alternatives for raising additional capital through private and public equity offerings that can be completed sometime during the first half of fiscal 2008.

Fiscal year 2007 yearly and fourth quarter revenues were the highest in 6 years. This was due in large part to shipments of the advanced surgical visualization system discussed below, the design of which relies heavily on the Company’s world class medical optics technologies, specifically in the area of advanced optical endoscopic instrumentation. The Company expects its recent pattern of quarter-to-quarter revenue fluctuations to continue, due to the introductory stage of many of the Company’s products currently under development and the uncertain timing of orders from customers and their size in relation to total revenues. The Company continues to move forward with new products and technical innovations, in particular, a new generation of endoscopes that incorporate Lenslock TM technology  (patent pending), new components and instruments utilizing the Company’s new micro-precision TM lens technology (patent pending) for optical components and endoscopes under 1 mm, new custom medical products, new night vision lenses and new thin film products.

Over the past few years new product and technology development has undergone significant changes in shifting the emphasis of R&D efforts from the development of underlying technologies to market exploitation in the applications of these new technologies. These have already been realized to some degree in a number of areas. Over the past two to three years these developments have produced revenues from new micro- precision™ lens products and new Lenslock TM endoscopes. Recent initiatives in the area of micro-precision™ lenses address specific customer opportunities in different medical specialty applications. In endoscope technologies we continue new product offerings in our Lenslock TM product line. Since December 2005, over 250 ENT endoscopes with diameter of 2.7 mm that incorporate Lenslock™ technology have been shipped. The Company is currently launching its 4 mm Lenslock™ sinuscope, is finalizing prototypes of its 5 mm Lenslock™ laproscope, and is actively pursuing development of its 4 mm Lenslock™ wide field arthroscope. All of these Lenslock™ endoscopes are expected to be in production in the near future. The Company believes that LenslockTM technology has advantages over competitive products due to ease of manufacture and repair, superior image quality, significant cost effectiveness and quality of repair and that further incorporating this into its endoscope product line will lead to increased sales.

During fiscal year 2007, the Company began shipments of an advanced surgical visualization system to a significant new customer. These shipments are pursuant to production orders totaling over $1 million. Shipments of the advanced surgical visualization system were in excess of $600,000 in fiscal year 2007 with the balance of the order delivered in the first quarter of fiscal year 2008. Possible follow-on orders will be dependent on market acceptance and other considerations at that time and no assurances regarding any such order can be made.

Going forward, our expectations are aimed at applied development for revenue bearing products. Some examples beyond the new instruments mentioned above include the lenses we developed for a new color Night Vision system that we are beginning to manufacture in pre-production quantities, as well as a new line of industrial filter thin film coatings, which we have developed over the last 18 months and just recently began to ship to a specific customer.

Not withstanding the need to obtain additional financing, the Company believes that the recent introduction of several new products, along with new and on-going customer relationships, has the potential to generate additional revenues, which are required in order for the Company to achieve profitability.

About Precision Optics
Precision Optics Corporation, Inc., a developer and manufacturer of advanced optical instruments since 1982, designs and produces high-quality medical instruments, optical thin film coatings, micro-optics with characteristic dimensions less than 1 mm, and other advanced optical systems. The Company’s medical instrumentation line includes laparoscopes, arthroscopes and endocouplers and a line of world-class 3-D endoscopes for use in minimally invasive surgical procedures. The Company continues to advance products through technical innovation, including development of: the next generation (patent pending) of 3-D endoscopes; the extension of Lenslock™ technology (patent pending) to its entire line of endoscopes; instrumentation utilizing the Company’s micro-precision™ lens technology (patent pending) for optical components, assemblies and endoscopes under 1 mm. Precision Optics Corporation is registered to ISO 9001:2000, ISO 13485:2003, and CMDCAS Quality Standards, and complies with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE Marking of its medical products. The Company’s Internet Website is www.poci.com.

Precision Optics Corporation—Fourth Quarter and Year End Results	Page 3 of 4

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND YEAR ENDED
JUNE 30, 2007 AND 2006
(UNAUDITED)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2007	2006	2007	2006
REVENUES	$1,111,833	$573,105	$2,477,469	$2,149,564
COST OF GOODS SOLD	882,447	535,417	2,002,196	1,899,471
Gross Profit	229,386	37,688	475,273	250,093

RESEARCH & DEVELOPMENT EXPENSES, Net	345,353	252,295	1,312,240	1,105,967
SELLING, GENERAL and ADMINISTRATIVE EXPENSES	487,721	395,178	2,097,959	1,452,021

Total Operating Expenses	833,074	647,473	3,410,199	2,557,988
Operating Loss	(603,688)	(609,785)	(2,934,926)	(2,307,895)

INTEREST INCOME	10,045	16,661	46,011	36,334
Net Loss	$(594,556)	$(594,035)	$(2,889,829)	$(2,272,473)

Basic and Diluted Loss Per Share	$(0.02)	$(0.04)	$(0.15)	$(0.26)

Weighted Average Common Shares Outstanding - Basic and Diluted	25,458,212	14,049,879	19,624,879	8,768,629

Precision Optics Corporation—Fourth Quarter and Year End Results	Page 4 of 4

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES CONSOLIDATED  BALANCE SHEETS
(UNAUDITED)

ASSETS
	June 30, 2007	June 30, 2006
CURRENT ASSETS
Cash and Cash Equivalents	$840,179	$2,030,428
Accounts Receivable, net	801,206	381,097
Inventories, net	904,736	445,802
Prepaid Expenses	53,039	45,912
Total Current Assets	2,599,160	2,903,239

PROPERTY AND EQUIPMENT
Machinery and Equipment	3,559,384	3,513,736
Leasehold Improvements	553,596	553,596
Furniture and Fixtures	150,603	93,545
Vehicles	42,343	42,343
	4,305,926	4,203,220
Less: Accumulated Depreciation	(4,148,238)	(4,127,287)
Net Property and Equipment	157,688	75,933
OTHER ASSETS
Cash surrender value of life insurance policies	4,438	13,246
Patents, net	274,311	236,115
Total Other Assets	278,749	249,361
TOTAL ASSETS	$3,035,597	$3,228,533

LIABILITIES AND STOCKHOLDERS' EQUITY

TOTAL CURRENT LIABILITIES	718,387	588,636

STOCKHOLDERS' EQUITY
Common Stock, $.01 par value-
Authorized -- 50,000,000 shares
Issued and Outstanding -25,458,212 shares at June 30, 2007 and 15,458,212 shares at June 30, 2006	254,582	154,582
Additional Paid-in Capital	37,197,015	34,729,873
Accumulated Deficit	(35,134,387)	(32,244,558)
Total Stockholders' Equity	2,317,210	2,639,897

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,035,597	$3,228,533

Forward-looking statements contained in this news release, including those related to the future success of Company’s newly released products and products under development are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. These risks and uncertainties, many of which are not within the Company’s control, include, but are not limited to, the uncertainty and timing of the successful development of the Company’s new products; decisions by customers to place orders for the Company’s products; the risks associated with reliance on a few key customers; the Company’s ability to attract and retain personnel with the necessary scientific and technical skills; the timing and completion of significant orders; the timing and amount of the Company’s research and development expenditures; the timing and level of market acceptance of customers’ products for which the Company supplies components; performance of the Company’s vendors; the ability of the Company to control costs associated with performance under fixed price contracts; the continued availability to the Company of essential supplies, materials and services; and the other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-KSB for the year ended June 30, 2007.

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